Exhibit 99.1

Beach First National Bancshares, Inc.
News Release
Contact: Walt Standish, President and Chief Executive Officer
                 843.916.7813
                 Dick Burch, Senior Vice President and Chief Financial Officer
                 843.916.7806

FOR IMMEDIATE RELEASE

Beach First Reports Earnings Growth of 57%
Asset Size Reaches $288 Million

Myrtle Beach, SC, April 19, 2005 – Beach First National Bancshares, Inc. today announced that its first quarter 2005 earnings increased 56.6% over the same period last year.

Net income for the quarter ended March 31, 2005, increased 56.6%, totaling $481,851, or $0.24 per basic share, when compared to the $307,649, or $0.16 per basic share, reported for the quarter ended March 31, 2004. Total assets grew to $287.6 million, which represents an increase of 55.5% from the same period a year ago. Total deposits grew to $240.7 million, an increase of 58.7% from the same period a year ago. Total loans grew to $221.5 million, a 53.5% increase over the same period last year.

Return on average shareholders’ equity was 11.44% for March 31, 2005, compared to 8.14% for March 31, 2004. The net interest margin improved to 4.54% for the period ended March 31, 2005 when compared to 4.31% for the same period a year ago. Book value per share stood at $8.43 per share at March 31, 2005, compared to $7.63 per share at March 31, 2004.

Walt Standish, president and chief executive officer, said, “Our robust financial performance is attributed primarily to the growth in loans during the first quarter of 2005. In February 2005, the bank recorded its best ever month for loan growth, and deposits kept pace with this growth, due to our competitive interest rates and community bank philosophy. During the first quarter, the bank opened its sixth location overall and second on Hilton Head Island. This new office in the Village at Wexford provides the bank with solid locations on the south and north ends of the Island and is a key part of our growing branch network.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $288 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates six banking locations in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina, and offers a full line of banking products and services, including NetTeller internet banking. The company’s stock trades under the symbol BFNB and the website is beachfirst.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Beach First National Bancshares, Inc. and Subsidiaries
Myrtle Beach, South Carolina
Consolidated Condensed Balance Sheets
(unaudited)

	March 31,		December 31,
	2005	2004	2004
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$4,537,722	$3,246,513	$4,824,176
Federal funds sold and short-term investments	16,707,372	12,163,000	463,069
Investment securities available for sale	34,748,012	17,113,065	36,202,370
Loans, net	218,587,069	142,330,206	189,059,926
Federal Reserve Bank stock	309,000	309,000	309,000
Federal Home Loan Bank stock	1,336,400	825,000	1,070,200
Premises and equipment, net	5,133,422	4,270,701	4,681,812
Cash Value of life insurance	3,209,759	3,115,165	3,230,950
Other assets	3,006,386	1,569,749	2,249,842

Total assets	$287,575,142	$184,942,399	$242,091,345

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
Noninterest bearing deposits	$28,111,244	$22,538,769	$32,540,139
Interest bearing deposits	212,551,306	129,121,788	170,628,819

Total deposits	240,662,550	151,660,557	203,168,958
Advances from Federal Home Loan Bank	19,000,000	16,500,000	16,500,000
Junior subordinated debentures	10,310,000	--	5,155,000
Other liabilities	1,254,330	1,363,904	934,425

Total liabilities	271,226,880	169,524,461	225,758,383

SHAREHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares
authorized; 2,016,158 issued and outstanding at March
31, 2005, 1,342,018 at March 31, 2004 and 2,013,508 at
December 31, 2004	2,016,158	1,342,018	2,013,508
Paid-in capital	11,351,276	12,003,806	11,335,982
Retained earnings	3,635,791	2,025,970	3,153,939
Accumulated other comprehensive income	(654,963)	46,144	(170,467)

Total shareholders' equity	16,348,262	15,417,938	16,332,962

Total liabilities and shareholders' equity	$287,575,142	$184,942,399	$242,091,345

Beach First National Bancshares, Inc. and Subsidiaries
Myrtle Beach, South Carolina
Consolidated Condensed Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
INTEREST INCOME
Interest and fees on loans	$3,635,643	$2,222,578
Investment securities	393,722	153,409
Federal funds sold	28,154	16,140

Total interest income	4,057,519	2,392,127

INTEREST EXPENSE
Deposits	1,080,257	576,409
Advances from FHLB and federal funds purchased	124,865	84,260
Junior subordinated debentures	66,967	-

Total interest expense	1,272,089	660,669

Net interest income	2,785,430	1,731,458

PROVISION FOR POSSIBLE LOAN
LOSSES	500,000	215,000

Net interest income after provision for possible
loan losses	2,285,430	1,516,458

NONINTEREST INCOME
Service fees on deposit accounts	140,461	131,091
Gain on sale of loan	14,610	--
Loss on sale of investment securities	(529)	(3)
Income from cash value life insurance	25,338	40,386
Mortgage loan referral fees	39,821	26,884
Other income	43,479	29,410

Total noninterest income	263,180	227,768

NONINTEREST EXPENSES
Salaries and wages	794,166	554,850
Employee benefits	171,506	122,718
Supplies and printing	26,316	18,529
Advertising and public relations	72,971	49,488
Professional fees	72,707	43,443
Depreciation and amortization	126,484	108,252
Occupancy	183,815	107,346
Data processing fees	109,688	84,011
Other operating expenses	229,986	167,258

Total noninterest expenses	1,787,639	1,255,895

Income before income taxes	760,971	488,331

INCOME TAX EXPENSE	279,120	180,682

Net income	$481,851	$307,649

BASIC NET INCOME PER COMMON SHARE SHARE	$.24	$.16

DILUTED NET INCOME PER COMMON SHARE	$.23	$.15

Weighted average common shares outstanding - basic	2,014,391	1,977,552
Weighted average common shares outstanding - diluted	2,105,422	1,990,957